Exhibit 14.01

R.J. O’Brien Fund Management, LLC.

Code of Ethics

Introduction

R.J. O’Brien Fund Management, LLC (“RJOFM”) adopted ethical guidelines to provide RJOFM employees a framework in which to examine problems arising out of its  business and to assist RJOFM employees to act in a fair, ethical and lawful manner.   In addition, RJOFM has adopted this Code of Ethics to address certain specific issues relating to its business.

RJOFM (‘the Company”) acts as the managing owner and/or general partner of a commodity pool (the “Pool”) that is a public reporting issuer under the Securities Exchange Act of 1934, as amended.  As the managing owner and/or general partner, the Company is responsible for the management and administration of the Pool.

The Company expects its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions (collectively, the “Covered Officers”) to know and follow the policies outlined in this RJOFM Code of Ethics.  Any Covered Officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

Every Covered Officer has the responsibility to obey the law and act honestly and ethically.  To that end, this Code of Ethics is a guide that is intended to make Covered Officers sensitive to some of the significant legal and ethical issues that  may arise in connection with the operation of the Pool and to the mechanisms available to report illegal or unethical conduct.  It is not, however, a comprehensive document that addresses every legal or ethical issue that you may confront, nor is it a summary of all laws and policies that apply to the business activities of the Company or the Pool.  For additional information regarding the Company policies, you should refer to R.J. O’Brien & Associates, Inc.’s  Chief Compliance Officer.  Ultimately, no code of ethics can replace the thoughtful behavior of an ethical officer.

If you have any questions about this Code of Ethics or are concerned about conduct you believe violates this Code of Ethics, the Company’s policies or applicable laws, rules or regulations, you should consult with the R.J. O’Brien & Associates’ Chief Compliance Officer, Steve S. Andrews at (312) 373-5000.   No one at the Company has the authority to make exceptions to these policies, other than the Company’s Board of Directors (or a committee thereof).

Compliance with Laws, Rules and Regulations

The Covered Officers must comply fully with all applicable foreign, federal, state and local laws, rules and regulations that govern the Company’s or the Pool’s business conduct.  Failure to comply with such laws, rules and regulations may result in disciplinary action (in addition to those imposed by any governmental, regulatory or self-regulatory body), up to and including termination.

Conflicts of Interest

Business decisions must be made in the best interest of the Company, not motivated by personal interest or gain.  The same principle applies to business decisions made by the Company in respect of the investors in the Pool.  Therefore, as a matter of Company policy, all Covered Officers must avoid any actual or perceived conflict of interest.

A “conflict of interest” occurs when a Covered Officer’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company or, as applicable, those of the Pool.  A conflict of interest situation can arise when a Covered Officer takes actions or has interests (financial or other) that may make it difficult to fulfill duties owed to the equity owners of the Pool.  Conflicts of interest also may arise when a Covered Officer or a member of a Covered Officer’s family receives improper personal benefits as a result of the Covered Officer’s affiliation with the Company, regardless of whether such benefits are received from the Company or a third party.  Loans by the Company or the Pool to, or guarantees by the Company or the Pool of obligations of, Covered Officers and their family members are of special concern and are prohibited.

It is difficult to identify exhaustively what constitutes a conflict of interest.  For this reason, the Covered Officers must avoid any situation in which their independent business judgment might appear to be compromised.  Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be promptly addressed and reported to the Chief Compliance Officer at (312) 373-5000.

Corporate Opportunities

The Covered Officers are prohibited from:  (a) taking for themselves personally opportunities that properly belong to the Company and/or Pool or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.  The Covered Officers owe a duty to the Company and to the Pool  to advance its legitimate interests when the opportunity to do so arises.

Public Company Reporting

As a result of the Pool’s status as “public reporting company,” the Company is required, on behalf of the Pool, to file periodic and other reports with the Securities and Exchange Commission.  The Company takes its obligations with respect to the Pool’s public disclosure seriously.  To that end:

A.
each Covered Officer must take all reasonable steps to ensure that these reports and other public communications represent full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Pool;

B.
each Covered Officer must promptly bring to the attention of the Board of Directors any material information of which a Covered Officer may become aware that affects the disclosures made by the Company in the public filings made on behalf of the Pool or otherwise would assist the Board of Directors in fulfilling its responsibilities to the Pools; and

C.
each Covered Officer must promptly bring to the attention of the Chief Compliance Officer and the Board of Directors any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, including on behalf of the Pool, or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, including on behalf of the Pool, disclosures or internal controls.

Reporting Illegal or Unethical Behavior

Each Covered Officer has a duty to adhere to this Code of Ethics.  Each Covered Officer must also promptly bring to the attention of the Chief Compliance Officer or the CEO and to the Board of Directors any information the Covered Officer may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company or the Pool, and the operation of its or their businesses, by the Company or any agent thereof, or of a violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s or the Pool’s financial reporting, disclosures or internal controls.  Confidentiality will be maintained to the fullest extent possible.

A Covered Officer will not be penalized for making a good-faith report of violations of this Code of Ethics or other illegal or unethical conduct, nor will the Company tolerate retaliation of any kind against anyone who makes a good-faith report.  A Covered Officer who knowingly submits a false report of a violation, however, will be subject to disciplinary action.  If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.

If the result of an investigation indicates that corrective action is required, the Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include written notices to the individual indicating any action taken.  In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.

Amendment, Modification and Waiver

This Code of Ethics may be amended, modified or waived by the Board of Directors of the Company.  Any change to, or waiver (whether explicit or implicit) of, this Code of Ethics must be disclosed promptly to the Pool that is a public reporting company by filing a Form 8-K on behalf of each affected Pool or by another permitted means.

Acknowledgment

Each Covered Officer is accountable for knowing and abiding by the policies contained in this Code of Ethics.  The Company may require that the Covered Officers sign an acknowledgment confirming that they have received, read and understand this Code of Ethics and are complying with them.